FOR IMMEDIATE RELEASE

CME Group Announces New Senior Management Positions

Winkler Named Chief Commercial Officer; Taylor Appointed President, Clearing and Post-Trade Services

CHICAGO – December 9, 2016 – CME Group today announced that it has appointed Julie Winkler and Kim Taylor to new roles on its management team.

Winkler, a 20-year veteran of CME Group, will serve as the company’s Chief Commercial Officer, overseeing sales, product marketing, research and data analysis functions as well as the company’s innovation lab. Winkler will report to CME Group Chairman & Chief Executive Officer Terry Duffy. She fills the position formerly held by Bryan Durkin, who assumed the role of President last month.

Taylor, who has worked at CME Group for nearly 30 years, will serve in a newly created role as President, Clearing and Post-Trade Services, with responsibility for the company’s clearing house, post-trade and digitization businesses, also reporting to Duffy.

Winkler previously served as Senior Managing Director, Research and Product Development since 2014. She has held a variety of leadership roles across research, index services and business development areas since joining the company as a staff investigator in 1996. Winkler received a bachelor’s degree in finance from Valparaiso University and an MBA in finance from Valparaiso University and an MBA in finance and derivatives markets from Loyola University.

Taylor most recently served as President, Global Operations, Technology and Risk since 2014. She has held a variety of leadership roles in CME Clearing since she joined the company in 1989, including President, CME Clearing from 2004-2014. Before joining CME, Taylor held sales positions with Sprint and MacDonald Broadcasting Corp. She received a bachelor’s degree from Alma College and an MBA from Eastern Michigan University. She serves on the Commodity Futures Trading Commission’s Global Markets Advisory Committee.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

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